EXHIBIT 10.19

SUBLEASE AGREEMENT made as of the 16th day of October, 2017, by and between

Bradley A. MacDonald (“Sublessor”) and Acer Therapeutics Inc. (“Sublessee”).

WHEREAS, Sublessor has leased from Commonwealth Development LLC as Trustee of The Gateway Realty Trust (“Major Lessor”) Premises 351 (the Premises”) of One Gateway Center in Newton, Massachusetts, under an indenture of lease dated July 14, 1993 (as has been amended most recently by Amendment Number Four) with a term ending on September 30, 2018, (hereinafter collectively referred to as the “the Major Lease”), copies of said lease and of the Amendment Number Four being attached hereto as Exhibit “A” and made a part hereof; and

WHEREAS, Sublessee is desirous of subleasing said demised Premises 351 under the Major Lease from and after December 1, 2017 through the balance of said term at the rate of $26.00 per square foot, and otherwise on the same monetary and non-monetary terms and conditions as the Major Lease; and

WHEREAS, Sublessor is willing to sublet said area on that basis;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties agree as follows:

1. Sublessor hereby sublets to Sublessee the entirety of Premises 351 of One Gateway Center beginning on December 1, 2017 (the “Start Date”) and continuing thereafter until September 30, 2018 (the “End Date”).

2. Sublessee shall pay to Sublessor as and for the total rent and/or other fees due hereunder (collectively referred to as “Rent,” the amounts as follows:

A.

$5,980 per month, payable in advance, the first installment to be paid on the execution of this Sublease and regular monthly installments in the amount of $5,980 per month to be paid on the 1st day of each month thereafter in respect of each month of the subleasing prior to the End Date.

B.

Sublessee further agrees to pay in advance to Sublessor on the 1st day of each month such Operating Expense as is required pursuant to the Major Lease, which for the Major Lessor’s FY 2017 is $844 per month.   If such amount is adjusted at the end of the Major Lessor’s fiscal year, any credit given by the Major Lessor shall be pro-rated according to the portion of the year in which this agreement is effective.  Sublessee likewise agrees to pay to Sublessor, on the 1st day of each month, the monthly Operating Expense assessment for the Major Lessor’s FY 2018.  Any credits given by Major Lessor at the conclusion of the Major Lease for its FY 2018 Operating Expenses shall be paid over to the Sublessee.

C.	Sublessee further agrees to pay Sublessor for all Real Estate Tax Assessment charges imposed pursuant to the Major Lease during the term of this sublease. Such charges are payable quarterly and shall be pro-rated for the quarter in which this agreement becomes effective. The assessment to the Sublessor for the City of Newton Second Quarter of FY 2018 (October, November, and December) was $564.   Accordingly, Sublessee shall pay $188 to Sublessor on the Start Date of this agreement.

D.

It is understood that upon the execution of this Sublease, Sublessee shall have deposited with Sublessor the sum of $13,648 as a Security Deposit as security for the faithful performance and observance by Sublessee of the terms, conditions, provisions and covenants of this Sublease, it being further understood however, that said deposit is not to be considered prepaid rent. In the event Sublessee defaults in respect to any of the terms, conditions, provisions and covenants of this Sublease, including, but not limited to the payment of Rent, Sublessor may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Subessee's default with respect to this Sublease, including but not limited to any amount for which the Sublessee is liable under the article contained herein entitled "DEFAULT" provided, however, that such Security Deposit shall in no way be construed as liquidated damages for any default or breach of any term, condition, provision and covenant of this Sublease, nor shall Sublessor be required, because of said deposit, to waive its right under the article contained herein entitled "DEFAULT" to terminate this Sublease in the event of default. If, on the End Date the Sublessee shall not have been in default under the Sublease at any time and Sublessee shall have fully and faithfully complied with all of the terms, conditions, provisions and covenants of this Sublease, including, without limitation, payment of Rent when due, the Security Deposit shall be returned without interest.

3. With respect to the Premises, except for the provisions of paragraph 5 below and with respect only to the period commencing on the Start Date and ending on the End Date, all terms, covenants and conditions of the Major Lease are made a part hereof, Sublessor herein being considered as if Lessor and Sublessee herein being considered as if Lessee, and subject to paragraph 5 below, this Sublease shall operate as though it were an assignment pro tanto.

4. Sublessee hereby accepts the Premises “as is” and in their present condition, except that Sublessor shall remove all furniture and furnishings (not including such items as are built in) prior to the Start Date.  Sublessor is not providing telephone or cable services for the premises.  Sublessee assumes herewith all maintenance and repair obligations imposed by the Major Lease regarding the Premises, and Sublessee shall be responsible for the same, including any removal of the furniture and/or décor or any alterations existing in the Premises, to the extent required under the Major Lease at the End Date. Sublessee agrees to reimburse Sublessor for any and all costs that may be billed or invoiced to Sublessor for work or services performed in the Premises from and after the Start Date.

5. Notwithstanding the foregoing, it is agreed that the Premises shall be used by Sublessee for the purposes of professional office work functions and related activities, and for no other purposes, all as defined in the Major Lease.

6. Major Lessor has agreed to provide certain services and to perform other obligations under the Major Lease and Sublessee is entitled to receive all of the same hereunder with respect to the Premises during the term of this Sublease.  Upon reasonable notice from Sublessee of the failure of Major Lessor to perform any such obligation or provide any such service, Sublessor will promptly undertake to enforce its rights under the Major Lease; provided, however, that the method and manner of seeking enforcement thereof shall be solely within the commercially reasonable judgment and determination of Sublessor. Notwithstanding anything herein to the contrary, unless Sublessor shall fail to comply with the foregoing obligation, Sublessor shall not be liable to Sublessee for money damages on account of the failure of Major Lessor to perform any such obligations or provide any such service, nor shall any such failure constitute a constructive eviction of Sublessee.

7. Sublessee shall not do or permit anything to be done which would cause the Major Lease to be terminated by Major Lessor or forfeited. To the extent permitted by law, Sublessee hereby agrees to  indemnify and hold Sublessor harmless from and against all direct out-of-pocket damages of any kind which Sublessor may suffer by reason of any breach or default hereunder by Sublessee, including termination or forfeiture of the Major Lease, and from and against all other liabilities, claims and damages arising during the term in the Premises or out of or in connection with the use and occupancy of the Premises by Sublessee during the term in the Premises, except to the extent that (a) the same shall be due in whole or in part to the negligence or willful misconduct of Sublessor, or any party under the control of Sublessor, or (b) Sublessor is indemnified by its insurance carriers or by Major Lessor for such liabilities, claims or damages.

8. Sublessee shall not sublet the Premises, in whole or in part, nor assign the Sublease nor permit any interest of Sublessee in this Sublease to become vested in any third party.

9.  Sublessor shall pay Cushman and Wakefield its broker fee of $2,760 and an agreed fee to Boston Realty Advisors.

10. Any notice or demand from Sublessor to Sublessee or from Sublessee to Sublessor shall be deemed duly served if mailed by certified mail, return receipt requested, or via nationally recognized overnight courier, addressed,

A.	if to Sublessee, at One Gateway Center, Suite 351, Newton, Massachusetts 02458 or
B.	if to Sublessor, at 248 Summit Avenue, Brookline, Massachusetts 02446, or such place as Sublessor may designate in writing in the future,

and the customary certified mail receipt or evidence of delivery via overnight courier shall be conclusive evidence of such service.

11.  Sublessee shall be responsible for appropriate signage, at Sublessee’s expense, for the Sublessee’s business purposes, which signage shall be done pursuant to the Major Lessor’s policies and procedures.   Sublessor agrees to assist as needed in communications with Major Lessor regarding signage.  Any bills or invoices related to signage work that may be addressed to Sublessor will be reimbursed by Sublessee.

12.  Sublessee shall be responsible for all risks to its personal property and for carrying customary liability and property insurance.

13. The provisions of the Lease notwithstanding, and in addition thereto, Sublessee agrees to the extent permitted by law, that Sublessee shall make no claim against Sublessor for any injury or damage to Sublessee or to any other person(s) or for any damage to, or loss (by theft or otherwise) of any property of Sublessee or of any other person unless the same shall be due in whole or in part to the negligence or willful misconduct of Sublessor, or any of his agents, contractors, servants, employees, licensees, invitees or any other party under the control of Sublessor (a “Sublessor Control Party”), or a breach by Sublessor of the provisions of this sublease.  Sublessee further agrees, to the extent permitted by law, and except to the extent the same shall be due in whole or in part to the negligence or willful misconduct of Sublessor or any Sublessor Control Party, or a breach by Sublessor of the provisions of this sublease, to indemnify and save harmless Sublessor against and from any and all claims by or on behalf of any person(s), firm(s) or corporation(s) arising from the conduct or management of or from any work or thing whatsoever done (other than by Sublessor or its agents or employees) in and on the  Premises during the term of this Sublease, and to indemnify and save harmless Sublessor against and from any and all claims arising from any condition of the Premises due to or arising from any act done by Sublessee in breach of the provisions of this sublease or negligence of Sublessee or any of its agents, contractors, servants, employees, licensees or invitees (while in the  Premises), and from and against all costs, expenses and liabilities incurred in or in connection with any such claim or claims or action or proceeding brought thereon; and, in case any action or proceeding be brought against Sublessor by reason of any such claim, Sublessee upon notice from Sublessor agrees, to the extent permitted by law, to resist or defend such action or proceeding and to employ counsel therefor reasonably satisfactory to Sublessor.

14.  Sublessor agrees to provide to Sublessee all six parking garage passes/building access cards which are part of the Master Lease for the term of the Sublease.

15.  All keys to the Premises will be turned over to the Sublessee with the exception of one key which shall be retained by Sublessor, who agrees to provide reasonable notice by telephone or email of any intent to enter the Premises.

16.  Default:   Sublessor and Sublessee agree to incorporate herein by reference the terms and conditions related to Default, Article 15.0 including all of its subparts, as set forth in the Major Lease, substituting throughout “Sublessor” for “Lessor,” and “Sublessee” for “Lessee.”

17.  Major Lessor must signify its acceptance of this sublease, as required by Article 10 of the Major Lease, prior to this Sublease becoming effective.

WITNESS the execution in duplicate under seal the day and year first above written.

Sublessor:	Sublessee:
/s/ Bradley A. MacDonald Bradley A. MacDonald	Acer Therapeutics Inc. By: /s/ Chris Schelling Chris Schelling CEO & Founder 10/23/2017
Approved: Commonwealth Development LLC as Trustee of Gateway Realty Trust By: ________________________ Authorized Agent

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (this "Consent") is dated as of October 25, 2017, is made with reference to that certain sublease (the "Sublease") dated as of October 16, 2017 by and between Bradley A. MacDonald, individually ("Tenant") with an address at 248 Summit Avenue, Brookline, MA 02446, and Acer Therapeutics Inc ("Subtenant") with an address at One Gateway Center, Suite 351, Newton, MA 02458, and is entered into by and among Commonwealth Development LLC, trustee of Gateway Realty Trust ("Landlord"), Tenant and Subtenant, all with reference to the following facts:

A.	Landlord and Tenant are the parties to that certain Lease dated as of July 14, 1993, as most recently amended by Amendment Number Four, as of January 21, 2012 (as amended, "Master Lease");
B.	Tenant and Subtenant wish to enter into the Sublease;
C.	The Master Lease provides, inter alia, that Tenant may not enter into any sublease without Landlord's prior written approval; and
D.	Tenant and Subtenant have presented the fully executed Sublease (a true copy of which is attached hereto) to Landlord for Landlord's approval.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Landlord hereby consents to the subleasing of the premises which Subtenant is leasing from Tenant (the “Subleased Premises”) pursuant to the Sublease (i) upon the terms and conditions set forth herein and (ii) subject to the terms of the Master Lease, including, without limitation, Landlord’s right to the net excess rent as set forth in Article 10.0 of the Master Lease, “ASSIGNMENT, MORTGAGING, SUBLETTING, ETC.”. Tenant and Subtenant hereby represent to Landlord that Tenant is not receiving any such net excess rent under the Sublease. Except for the foregoing consent by Landlord to the subleasing of the Subleased Premises pursuant to the Sublease, nothing in this Agreement shall operate as a consent by Landlord to or approval by Landlord of any of the particular provisions of the Sublease.

2.	Tenant and Subtenant hereby acknowledge that in the event of a conflict between the terms of this Consent and the Master Lease or Sublease, this Consent shall control.
3.

(a) In the event of Master Lease Termination (as hereinafter defined) prior to the termination of the Sublease, and subject to the provisions of Section 3(b) hereof, or in the event of Landlord's right to terminate Tenant's (and as a result Subtenant's) right of possession to the Subleased Premises and the interest of Tenant (and as a result Subtenant) therein, Landlord may, at its sole discretion, require Subtenant to assume and agree to perform Tenant's obligations under the Master Lease with respect to the Subleased Premises. Such assumption by Subtenant of each and every one of the obligations of Tenant under the Master Lease with respect to the Subleased Premises shall entitle the Subtenant to occupy the Subleased Premises leased pursuant to the Master Lease, but shall not relieve Tenant from any liability to Landlord under the Master Lease. In the event of such assumption, Subtenant agrees to execute and deliver at any time and from time to time, upon request of Landlord, any instruments which may be necessary or appropriate to evidence such assumption and Subtenant hereby irrevocably appoints Landlord as its attorney-in-fact, coupled with an interest, to execute on behalf of Subtenant any documents or instruments necessary to evidence such assumption.

In the event of such assumption, Landlord shall not (i) be liable to Subtenant for any act, omission or breach of the Sublease by Tenant, (ii) be subject to any offsets or defenses which Subtenant might have against Tenant, (iii) be bound by any rent or additional rent which Subtenant might have paid in advance to Tenant,

(iv) be bound to honor any rights of Subtenant in any security deposit made with Tenant by Subtenant except to the extent Tenant has specifically assigned and turned over such security deposits to Landlord, or (v) be bound by any provision of the Sublease.

Tenant hereby agrees that in the event of Master Lease Termination, and subject to the provisions of Section 3(b) hereof, at Landlord's request, Tenant shall immediately pay or transfer to Landlord any security deposits, rent or other sums then held by Tenant in connection with the subleasing of the Subleased Premises. Such security deposit may be applied by Landlord pursuant to the terms of the Master Lease in the event of any holding over or other default by the Subtenant after a Master Lease Termination. Subtenant hereby agrees that under no circumstances whatsoever shall Landlord be held in any way responsible or accountable for any security deposit or any sums paid by Subtenant to Tenant unless and until and to the extent that Landlord has actually received such sums from Tenant and has acknowledged their source, and Subtenant shall have no claim to any security or other deposit made by Tenant under the Master Lease.

(b)"Master Lease Termination" means any event, which by voluntary or involuntary act or by operation of law, causes or permits the Master Lease to be terminated, expire, or be canceled, including, but not limited to,

(1)a default by Tenant under the Master Lease or any of the terms and provisions hereof; (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Master Lease is subject; (3) the termination of Tenant's leasehold estate by dispossession proceeding or otherwise; and (4)termination of the Master Lease in accordance with its terms.

4.

Neither the Master Lease, the Sublease nor this Consent shall be deemed, nor are such documents intended, to grant to Subtenant any rights whatsoever against Landlord. Subtenant hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease shall be solely against Tenant. Subtenant acknowledges and agrees that it is not a third party beneficiary under the Master Lease and is not entitled to assert any of Tenant's rights thereunder against Landlord, whether in its own right or on behalf of Tenant.

5.

Neither this Consent nor the Sublease shall release Tenant from any existing or future duty, obligation or liability to Landlord pursuant to the Master Lease, nor shall this Consent or the Sublease change, modify or amend the Master Lease in any manner, except insofar as it constitutes Landlord's consent to Subtenant’s subleasing of the Subleased Premises as set forth in this Consent. Notwithstanding the generality of the foregoing: (a) neither the Sublease nor the Consent shall absolve Tenant from any requirement set forth in the Master Lease that Tenant obtain Landlord's prior written approval as required in the Master Lease, including without limitation, for any alterations, for any additional subleases, assignments or other dispositions of its interest in the Master Lease or the Premises (as defined in the Master Lease), or for any further sublease, assignment or other disposition of the Sublease, (b) Landlord shall be entitled to accept performance by either Tenant or Subtenant, and (c) any alterations, decorations, installations, removals, additions or improvements (including without limitation, the drilling of holes in the Subleased Premises or elsewhere in the building of which the Subleased Premises is a part (the “Building”)) in or to the Subleased Premises or the Building shall be subject to the requirements of the Master Lease, including without limitation, the necessity of obtaining Landlord’s prior written consent thereto.

6.

Subtenant and Tenant shall provide Landlord with a simultaneous copy of any default notice issued under the Sublease. In addition to Landlord's rights under Section 3 hereof, in the event Tenant is in default under any of the terms and provisions of the Master Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease, and upon receipt of Landlord's notice, Subtenant shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease and Tenant shall receive from Landlord a corresponding credit for such sums actually received by Landlord against any and all payments then owing from Tenant. Neither the service of such written notice nor the receipt of such direct payments shall cause Landlord to assume any of Tenant's duties, obligations and/or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease, nor subsequently to accept any purported attornment by Subtenant. Tenant grants Landlord a security interest in all such payments due to Tenant from Subtenant, which security interest Landlord may perfect by filing a UCC-1 Financing Statement. Landlord shall credit payments actually received pursuant to this conditional assignment to Tenant's obligations under the Master Lease.

7.

Subtenant hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Master Lease and agrees not to do or omit to do anything which would cause Tenant to be in breach of the Master Lease. Any such act or omission also shall constitute a breach of the Master Lease and this Consent shall entitle Landlord to recover any damage, loss, cost, or expense which it thereby suffers, from Tenant and/or Subtenant. Without limiting the foregoing, in the event of the failure of Subtenant to vacate the Subleased Premises upon the Master Lease Termination, and assuming Landlord has not elected to require Subtenant to assume and agree to perform Tenant's obligations under the Master Lease with respect to the Subleased Premises pursuant to Section 3(a) above, then Landlord shall be entitled to all of the rights and remedies against Subtenant that would be available to Landlord against Tenant holding over after a Master

Lease Termination, including without limitation the holdover rent provisions at the rate set forth in the Master Lease.

8.

In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay the successful party all reasonable costs, expenses and attorneys' fees incurred therein by the successful party, which amounts may be included as a part of a judgment rendered therein.

9.

The parties acknowledge that the Sublease and this Consent constitute the entire agreement between Tenant and Subtenant with respect to the subject matter thereof insofar as Landlord may be concerned, and that no amendment, termination, modification or change therein will be binding upon Landlord unless Landlord shall have given its prior written consent thereto.

10.

This Consent shall be binding upon and shall inure to the benefit of the parties' respective successors in interest and assigns, subject at all times, nevertheless, to all agreements and restrictions contained in the Master Lease, the Sublease, and herein, with respect to subleasing, assignment or other transfer and the foregoing shall not be deemed to limit or negate Landlord's rights to prohibit or condition its consent to a future dispossession of Tenant's or Subtenant's interests. The agreements contained herein constitute the entire understanding between parties with respect to the subject matter hereof, and supersede all prior agreements, written or oral, inconsistent herewith. Tenant and Subtenant warrant and agree that neither Landlord nor any of its agents or other representatives have made any representations concerning the Premises, the Subleased Premises, their condition, the Sublease or the Master Lease. This Consent may be executed in multiple counterparts, which when taken together shall constitute a complete document.

11.

Notice required or desired to be given hereunder shall be effective by reputable delivery service, proof of delivery required, addressed to parties at the addresses set forth in this Consent (and if no addresses are so listed, then to the Landlord at the address set forth in the Master Lease for the payment of rent, or to Tenant or Subtenant at the address of the Premises or of the Subleased Premises, respectively). Any party may change its address for notice by giving notice in the manner hereinabove provided.

12.

Tenant and Subtenant hereby agree, jointly and severally, to indemnify, hold harmless and defend Landlord from and against any loss, cost, expense, damage or liability, including, without limitation, reasonable attorneys' fees, incurred as a result of (a) any claim by any person or entity that it is entitled to a commission, finder's fee or like payment relating to or arising out of the Sublease, or (b) any claim by any person or entity in any way relating to or arising out of the Sublease, Subtenant’s use or occupancy of the Premises or any portion thereof, or any related agreements or dealings. Subtenant shall provide to Landlord, as if Subtenant were the Tenant, all of the insurance certificates required of Tenant under Article 9 of the Master Lease.

13.

Upon execution hereof, Tenant shall reimburse Landlord, as additional rent, for Landlord’s reasonable legal, professional, administrative, managerial and all other expenses (which expenses may include, without limitation, hourly fees for administrative and management personnel and an allocation for overhead and profit) related to the Sublease and this Consent.

[SIGNATURE PAGE FOLLOWS]

EXECUTED under seal as of the date first written above.

T ENANT:SUBT ENANT:

BRADLEY A. MACDONALDACER TH ERAPEU TI CS INC.

By:/s/ Bradley A. MacDonald Name: Bradley A. MacDonald	By: /s/ Chris Schelling Name: Chris Schelling

TLANDLORD:

G AT EW AY REAL T Y T RUST

BY: COMMONWEALTH DEVELOPMENT

LLC, as trustee and not individually

By /a/ James Magliozzi

Name:James A. Magliozzi

Title:Manager, duly authorized